HUALE ACOUSTICS CORPORATION
East Room 902, Building 3 East, Saige Sci-Tech. Park
Futian District, Shenzhen, Guangdong Province
China, 518000 China
Telephone: (+86)-13723419533

CONSENT SOLICITATION STATEMENT

April 2, 2019

GENERAL

This Consent Solicitation Statement is furnished on or about April 2, 2019 to the holders of record of the outstanding common stock, $0.001 par value (the "Common Stock") of Huale Acoustics Corporation, a Nevada corporation (the "Company"), as of the close of business on March 31, 2019 (the "Record Date").

This Consent Solicitation Statement relates to a written consent in lieu of a meeting, dated April 2, 2019 (the "Written Consent"), of stockholders of the Company to change the Company's domicile from the State of Nevada to the Cayman Islands by means of the merger (the "Redomicile Merger") of the Company with and into HUALE ACOUSTICS LIMITED, an exempted company limited by shares which is incorporated under the laws of the Cayman Islands ("Huale Cayman"), including approval of the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit B (the "Merger Agreement") and all the transactions contemplated by the Plan of Merger, the form of which is attached hereto as Annex A to the Merger Agreement (the "Plan of Merger"). Pursuant to the Merger Agreement, the Company will merge with and into Huale Cayman and each share of the Company's Common Stock will be converted into one ordinary share of Huale Cayman. Approval of the merger requires the consent of the stockholders owning at least a majority of the outstanding shares of Common Stock of the Company, as of the Record Date (the "Majority Stockholders"). We have obtained the written consent of a stockholder owning approximately 62% of the Company's Common Stock and the Redomicile Merger is assured. However, the Board of Directors wishes to solicit the written consent of all of the Company's stockholders to the Redomicile Merger. Except as otherwise indicated by the context, references in this Consent Solicitation Statement to "Company," "we," "us" or "our" are references to HUALE ACOUSTICS CORPORATION.

These corporate actions will become effective on the date the Articles of Merger are filed with the Nevada Secretary of State, which is anticipated to occur on or after April 15, 2019; provided that the Company's Board of Directors may continue to solicit stockholder consents after that date in its sole and absolute discretion.

The Company will pay the cost of preparing, printing and distributing this Consent Solicitation Statement.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO

CONSIDER THE MATTERS DESCRIBED HEREIN. THIS CONSENT SOLICITATION STATEMENT IS BEING FURNISHED TO ADVISE YOU THAT SUFFICIENT CONSENTS HAVE BEEN OBTAINED TO APPROVE THE REDOMICILE MERGER DESCRIBED BELOW AND TO SOLICIT THE CONSENT OF ALL OTHER STOCKHOLDERS TO THE REDOMICILE MERGER DESCRIBED BELOW.

WE ARE NOT ASKING YOU FOR A PROXY.

WE ARE ASKING YOU TO SIGN THE CONSENT AND THE SUBSCRIPTION AND EXCHANGE AGREEMENT ATTACHED HERETO AS EXHIBITS C AND D.

By Order of the Board of Directors,

/s/ HUANG Zhicheng

HUANG Zhicheng
Chief Executive Officer

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes ("NRS") and the Company's Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Redomicile Merger requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock. Each stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 3,625,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share. Mr. HUANG Zhicheng, the sole officer and director of the Company and the holder of 2,250,000 shares of Common Stock (approximately 62% of our outstanding shares), has signed a written consent approving the redomicile merger described below. As a result, we have sufficient votes to approve the Redomicile Merger. However, the Board of Directors desires to obtain the written consent to the Redomicile Merger from as many stockholders as possible and will not file the merger documents before April 8, 2019. The Board of Directors may continue the consent solicitation after April 8, 2019, in its sole and absolute discretion.

On December 22, 2018, our Board of Directors unanimously adopted resolutions approving the establishment of a wholly-owned Cayman Islands subsidiary corporation, and approved the form of the Memorandum and Articles of Association attached hereto as Exhibit A. On April 2, 2019, our Board of Directors unanimously adopted resolutions approving the Redomicile Merger and recommended that our stockholders approve the Redomicile Merger including the Merger Agreement and the Plan of Merger, substantially in the form attached hereto as Exhibit B.

As the actions taken by the stockholders are being taken by written consent, there will be no stockholders' meeting.

We will file the Articles of Merger with the Nevada Secretary of State's Office and the Plan of Merger with the Registrar of Companies of the Cayman Islands, along with other documents required under the Cayman Islands laws, on or after April 8, 2019 in the sole and absolute discretion of the Company's Board of Directors. The Redomicile Merger will become effective on the date the Articles of Merger are filed with the Nevada Secretary of State, which will occur subsequent to the date on which the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, but not more than 90 days after that date.

SUMMARY

The following summary highlights selected information from this Consent Solicitation Statement and may not contain all of the information that is important to you. To better understand the Merger Agreement, including the Redomicile Merger and other transactions contemplated thereby, you should carefully read this entire Consent Solicitation Statement, including the Merger Agreement attached hereto as Exhibit B and the Plan of Merger attached hereto as Annex A to the Merger Agreement. For purposes of this Consent Solicitation Statement, the term "Merger Agreement" will refer to the Merger Agreement, as the same may be amended.

The Redomicile Merger

The Parties to the Merger Agreement and the Plan of Merger

Huale Acoustics Corporation. The Company is currently a "shell company" as defined under SEC Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act"), because it has no or nominal assets (other than cash) and no or nominal operations.

We intend to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of combining with a company voluntarily filing reports under the Exchange Act. The Company's principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. Although management has not restricted the geographical location of the target companies to China, management believes that it is probable that the target's operations will be based in China or Asia.

HUALE ACOUSTICS LIMITED. Huale Cayman was incorporated in February 2019 as an exempted company limited by shares under the laws of the Cayman Islands and is currently a wholly-owned subsidiary of the Company. An "exempted" company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is, as a result, exempted from complying with certain provisions of the Companies Law (2018 Revision) of the Cayman Islands (the "Companies Law"), such as the general requirement to file an annual return of its members (hereinafter also referred to as its "shareholders") with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. Huale Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its incorporation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and Huale Cayman are located at East Room 902, Building 3 East, Saige Sci-Tech. Park, Futian District, Shenzhen, Guangdong Province, Peoples Republic of China. The Company's telephone number is (+86)-13723419533.

Background and Reasons for the Redomicile Merger

We believe that the Redomicile Merger, which would change our place of incorporation from Nevada to the Cayman Islands, (i) would allow us to reduce operational, administrative, legal and accounting costs over the long term because Huale Cayman is expected to qualify as a foreign private issuer and be exempt from certain rules under the Exchange Act, which is in line with the Company's expectation that, subsequent to a merger with an operating company, the Company's business and operations will be conducted primarily outside of the United States, and (ii) will more closely align our structure with our international corporate strategy. Because we anticipate that, subsequent to our merger with an operating company, substantially all of our executive team and members of our Board of Directors will likely reside outside the United States, we believe that it is advisable to move our place of incorporation outside the United States. In reaching its decision to approve the Merger Agreement, our Board of Directors identified several potential benefits to our stockholders, which are described under "The Redomicile Merger — Background and Reasons for the Redomicile Merger."

The Merger Agreement

Copies of the Merger Agreement and the Plan of Merger (Exhibit B), are attached to this Consent Solicitation Statement. The Company encourages you to read the entire Merger Agreement and Plan of Merger carefully, as they are the principal documents governing the Redomicile Merger.

Huale Cayman Ordinary Shares

When the Redomicile Merger is completed, each share of the Company's Common Stock shall convert into the right to receive one ordinary share in the capital of Huale Cayman, which ordinary shares will be issued by Huale Cayman in connection with the Redomicile Merger. Following the Redomicile Merger, the former stockholders of the Company will become holders of Huale Cayman ordinary shares, and Huale Cayman will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company. In light of the fact that many of the Company's stockholders are resident outside of the United States, the ordinary shares will be issued to those stockholders of the Company in reliance on exemptions from registration provided by Regulation S and to those stockholders resident in the United States in reliance on Section 4(a)(2) of the U.S. Securities Act of 1933 (the "Securities Act"). The share certificates issued by Huale Cayman will each contain a restrictive legend, and all shares issued will constitute restricted securities.

Treatment of the Company's Options, Warrants and Convertible Securities

In connection with the Redomicile Merger, each outstanding option, warrant or convertible security exercisable or convertible into Common Stock of the Company will be assumed by Huale Cayman and will become an option, warrant or convertible security exercisable or convertible into an equal number of ordinary shares in the capital of Huale Cayman under the same terms and conditions.

Overview of the Merger Agreement

The Company and Huale Cayman are required to complete the Redomicile Merger only if certain customary conditions are satisfied or waived, including the Merger Agreement and the Plan of Merger being approved by the Company's and Huale Cayman's stockholders.

Board of Directors; Management of Huale Cayman Following the Redomicile Merger

Following the Redomicile Merger, Huale Cayman will be managed by the same Board of Directors and executive officers that manage the Company.

Accounting Treatment

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Material U.S. Federal Income Tax Consequences

We do not anticipate that Huale Cayman will be treated as a U.S. corporation for U.S. federal income tax purposes after the Redomicile Merger. In addition, we intend the Redomicile Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Redomicile Merger qualifies as a reorganization, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Huale Cayman ordinary shares in the Redomicile Merger. A U.S. Holder will have an adjusted tax basis in the Huale Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company Common Stock surrendered by such U.S. Holder in the Redomicile Merger. The holding period for Huale Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company Common Stock surrendered therefor. Please see the section entitled "Taxation - United States Taxation" beginning on page 16.

Comparison of Stockholder/Shareholder Rights

Upon consummation of the Redomicile Merger, the holders of issued and outstanding Common Stock of the Company will be entitled to receive Huale Cayman ordinary shares. The rights of the holders of the Company's Common Stock are governed by the Company's Articles of Incorporation and Bylaws and the NRS, while the rights of holders of Huale Cayman's ordinary shares are generally governed by Huale Cayman's Memorandum and Articles of Association and the Companies Law, as well as the common law of the Cayman Islands. There are differences in rights afforded under Nevada law and Cayman Islands law. Please see the section entitled "Comparison of Rights under Nevada and Cayman Islands Laws."

THE REDOMICILE MERGER

The Merger Agreement and the Plan of Merger

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Exhibit B and incorporated by reference into this Consent Solicitation Statement. We encourage you to read the Merger Agreement and the Plan of Merger, which are attached as Exhibit B, in their entirety for a more complete description of the Redomicile Merger. In the event of any discrepancy between the terms of the Merger Agreement or the Plan of Merger and the following summary, the Merger Agreement and the Plan of Merger will control.

Introduction

The Merger Agreement and the Plan of Merger provide for a Redomicile Merger that will result in each share of Common Stock of the Company being converted into the right to receive one ordinary share in the capital of Huale Cayman, an exempted company limited by shares which is incorporated under the laws of the Cayman Islands. Under the Merger Agreement, the Company will merge with and into Huale Cayman, with Huale Cayman as the surviving company. We anticipate that the Redomicile Merger will become effective in April of 2019. Following the Redomicile Merger, Huale Cayman will own and continue to conduct our business in substantially the same manner as it is currently being conducted by the Company. Immediately following the Redomicile Merger, you will own an interest in Huale Cayman, which will be managed by the same Board of Directors and executive officers that managed the Company immediately prior to the Redomicile Merger. Additionally, the consolidated assets and liabilities of Huale Cayman will be the same as those of the Company immediately prior to the Redomicile Merger.

The Parties to the Redomicile Merger

Huale Acoustics Corporation. The Company is currently considered a shell company under SEC Rule 12b-2 under the Exchange Act, because it has no or nominal assets (other than cash) and no or nominal operations.

We intend to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of having its common stock registered under the Exchange Act. The Company's principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. Management of the Company has entered into a Memorandum of Understanding ("MOU") for the acquisition of a start-up company affiliated with the Company's sole officer, director and controlling shareholder ("Target"). The Target intends to build a situational platform that will spread a health, quality and elegance lifestyle in China by providing the public with a close-up experience of the world's top home audio, video and other international high-end home products. The Company anticipates entering into a definitive agreement for the acquisition of the Target subsequent to the completion of the Redomicile Merger. If we do not acquire the Target, we will need to identify another target

company. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. Although management has not restricted the geographical location of the target companies to China, management believes that it is probable that the target's operations will be based in China or Asia.

HUALE CAYMAN. Huale Cayman was incorporated in February, 2019 as an exempted company limited by shares under the laws of the Cayman Islands, and is currently a wholly-owned subsidiary of the Company. An "exempted" company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is, as a result, exempted from complying with certain provisions of the Companies Law, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. Huale Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its incorporation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and Huale Cayman are located at East Room 902, Building 3 East, Saige Sci-Tech. Park, Futian District, Shenzhen, Guangdong Province, Peoples Republic of China. The Company's telephone number is (+86)-13723419533.

Background and Reasons for the Redomicile Merger

We believe that the Redomicile Merger, which would change our place of incorporation from Nevada to the Cayman Islands, (i) would allow us to reduce operational, administrative, legal and accounting costs over the long term because Huale Cayman is expected to qualify as a foreign private issuer and be exempt from certain rules under the Exchange Act, which is in line with the Company's expectation that, subsequent to a merger with an operating company, the Company's business and operations will be conducted primarily outside of the United States, and (ii) will more closely align our structure with our international corporate strategy. Because we anticipate that, subsequent to our merger with an operating company, substantially all of our executive team and members of our Board of Directors will likely reside outside the United States, we believe that it is advisable to move our place of incorporation outside the United States. In reaching its decision to approve the Merger Agreement, our Board of Directors identified several potential benefits to our stockholders, which are described below.

We believe the Redomicile Merger, which would change our place of incorporation from Nevada to the Cayman Islands, is consistent with our corporate strategy of merging with a company which primarily conducts its operations outside the United States, and would allow us to reduce operational, administrative, legal and accounting costs over the long term.

We have chosen to reorganize under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

- We believe that by reincorporating to a jurisdiction outside the United States, which is in line with the Company's anticipated business and operations which are expected to be primarily conducted outside of the United States, Huale Cayman will be able to qualify as a "foreign private issuer" under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. Huale Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. As a foreign private issuer, Huale Cayman also will be exempt from certain rules under the Exchange Act that would otherwise apply if Huale Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example: Huale Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

- Huale Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, Huale Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, Huale Cayman will need to promptly furnish reports on Form 6-K regarding any information that Huale Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its stockholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, Huale Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, Huale Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;

- Huale Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

- Huale Cayman will not be required to conduct advisory votes on executive compensation;

- Huale Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;

- Huale Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

- Huale Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

- Huale Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities

and establishing insider liability for profits realized from any "short-swing" trading transaction.

Huale Cayman expects to take advantage of these exemptions after the Redomicile Merger is effected. Accordingly, after the completion of the Redomicile Merger, if you hold Huale Cayman securities, you may receive less information about Huale Cayman and its business than you currently receive with respect to the Company and may be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

Additionally, as a foreign private issuer, Huale Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain exchange corporate governance standards, such as the following NASDAQ corporate governance standards requiring that:

- the majority of the Board of Directors be comprised of independent directors;
- executive compensation be determined by independent directors or a committee of independent directors;
- director nominees be selected, or recommended for selection, by the Board of Directors, by independent directors or by a committee of independent directors;
- an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and
- all related party transactions be reviewed by the audit committee or another independent body of the Board of Directors.

We believe that there are no comparable Cayman Islands laws related to the above corporate governance standards.

Subsequent to merging with an operating target, it is the intent of Huale Cayman to list its ordinary shares on the NASDAQ Stock Market or the NYSE American Market as soon as it qualifies to do so under the applicable rules.

We believe the Redomicile Merger will enhance stockholder value for the reasons discussed above. However, in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business after effecting a merger with an operating target, we cannot predict what impact, if any, the Redomicile Merger will have in the long term when these factors change.

There are certain disadvantages that accompany redomicile in the Cayman Islands, including:

- The Cayman Islands has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to

investors;

- Cayman Islands companies may not have standing to sue before the federal courts of the United States; and

- Huale Cayman's constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and stockholders be arbitrated.

Huale Cayman's corporate affairs are governed by Huale Cayman's Memorandum and Articles of Association, as amended from time to time, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and officers of Huale Cayman, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. Certain rights of shareholders and the fiduciary duties of directors are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedent in some jurisdictions in the United States.

We anticipate that, subsequent to our merger with an operating company, all of our executive team and members of our Board of Directors will continue to reside outside the United States and all of such persons' assets will be located outside the United States. In addition, we anticipate that all of our operations will be conducted outside the United States and that all of our assets will be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon Huale Cayman or such persons, or to enforce against them in courts of the United States or of the Cayman Islands, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The Redomicile Merger

The steps that have been taken to date, and that will be taken, to complete the Redomicile Merger are:

- Huale Cayman was incorporated in the Cayman Islands and the Company holds 100 percent of the ordinary shares issued by Huale Cayman, consisting of one share.

- Upon effectiveness of the Redomicile Merger (the "Effective Time") (i) the Company will merge with and into Huale Cayman, with Huale Cayman as the surviving company, and (ii) each share of the Company's Common Stock will be converted into the right to receive one ordinary share in the capital of Huale Cayman and Huale Cayman shall issue to each holder of such right that number of ordinary shares in Huale Cayman to which each such holder is entitled.

- At the Effective Time, Huale Cayman will cancel the one ordinary share issued to the Company prior to the Redomicile Merger and all Common Stock of the Company will be cancelled.

At the Effective Time, any existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by Huale Cayman. Each outstanding option and other equity award issued under our equity compensation plans for the purchase or receipt of, or payment based on, each share of the Company's Common Stock will represent the right to purchase or receive, or receive payment based on, one ordinary share in the capital of Huale Cayman on substantially the same terms.

Additionally, at the Effective Time, Huale Cayman will adopt and assume the obligations of the Company under or with respect to any contracts or agreements as described in the Merger Agreement. The contracts and agreements will become the obligations of Huale Cayman and will be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

The Merger Agreement and the Plan of Merger may be amended, modified or supplemented at any time prior to the Effective Time. However, no amendment, modification or supplement that requires approval by the Company's stockholders may be made or effected without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the Board of Directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Redomicile Merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by the Company's stockholders.

Additional Agreements

Huale Cayman expects to enter into indemnification agreements in the future with its officers and directors that are consistent with the laws of the Cayman Islands. Generally, we anticipate that the indemnification agreements will require that Huale Cayman indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee's current or past association with Huale Cayman, any subsidiary of Huale Cayman or another entity where he or she is or was serving at Huale Cayman's request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

The indemnification agreements also are expected to provide for the advancement of defense expenses by Huale Cayman. Please also see the section entitled "Comparison of Rights under Nevada and Cayman Islands Laws — Indemnification of Directors and Officers" for a description of indemnification of directors and officers under Cayman Islands law and Huale Cayman's Memorandum and Articles of Association.

Conditions to Completion of the Redomicile Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the Redomicile Merger:

- the Merger Agreement and the Plan of Merger have been approved and adopted by the requisite vote of stockholders of the Company and of Huale Cayman;
- none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Merger;
- all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of the Company, Huale Cayman or their subsidiaries to consummate the Redomicile Merger have been obtained or made; and
- the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our Board of Directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of the Company and our stockholders and that such change to the terms of the Redomicile Merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the Merger Agreement is not true but there is otherwise no harm to the Company or our stockholders), our Board of Directors will not resolicit stockholder approval of the Redomicile Merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our Board of Directors will resolicit stockholder approval of the Redomicile Merger. Additionally, our Board of Directors reserves the right to defer or abandon the Redomicile Merger.

Stock Compensation and Benefit Plans and Programs

As part of the Redomicile Merger, Huale Cayman has agreed to assume all of the Company's rights and obligations under any stock-based benefit and compensation plans and programs of the Company at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company's Common Stock arising under our equity compensation plans will entitle the holder to purchase or receive, or receive payment based on, as applicable, one Huale Cayman ordinary share. At present, neither the Company nor Huale Cayman has any stock-based compensation plans or programs. Such plans or programs may be adopted in the future.

Warrants, Convertible Debentures or Convertible Securities

In addition, as part of the Redomicile Merger, Huale Cayman has agreed to assume all of the Company's rights and obligations of any warrants, convertible debentures or other convertible securities that may convert into the Company's Common Stock at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company's Common Stock arising under our warrants, convertible debentures or other convertible securities will entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, one Huale Cayman ordinary share. At present, neither the Company nor Huale Cayman has any warrants, debentures or convertible securities.

Effective Time

We anticipate that the Redomicile Merger will become effective in April, 2019. Our Board of Directors will have the right, however, to defer or abandon the Redomicile Merger at any time if it concludes that completion of the Redomicile Merger would not be in the best interests of the Company or our stockholders.

Management of Huale Cayman

Immediately prior to the Effective Time, the directors and officers of the Company at such time will be elected or appointed as the directors and officers of Huale Cayman (to the extent the directors and officers of Huale Cayman and the Company are not already identical), each such person to have the same office(s) with Huale Cayman (and the same committee memberships in the case of directors) as he or she held with the Company, with the directors to serve until the earlier of the next meeting of Huale Cayman's shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the Redomicile Merger are compliance with U.S. federal and state securities laws and Nevada and the Cayman Islands' corporate law (including the filing with the Secretary of State of the State of Nevada of Articles of Merger and the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands).

Rights of Dissenting Stockholders

Under the NRS, the Company's stockholders have the right to dissent from the Redomicile Merger and be paid the fair value of their shares unless they have voted in favor of the Redomicile Merger or consented to the Redomicile Merger in writing. The Company will notify any stockholder who is entitled to dissenters' rights of the approval of the Redomicile Merger and that dissenters' rights are available and will furnish such stockholder with a copy of the relevant section of the Nevada Revised Statutes ("NRS") which sets forth the procedure for

demanding that they be paid the fair value of their shares. The Company's stockholders who have consented in writing to the Redomicile Merger, will not have any appraisal rights under the NRS.

Ownership in Huale Cayman

Each share of the Company's Common Stock registered in your name or which you beneficially own through your broker will be converted into the right to receive one ordinary share in the capital of Huale Cayman and such ordinary share will be registered in your name (or your broker's name, as applicable) in Huale Cayman's register of members upon completion of the Redomicile Merger, without any further action on your part. Upon completion of the Redomicile Merger, only registered shareholders reflected in Huale Cayman's register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon Huale Cayman ordinary shares registered in their respective names. Any attempted transfer of the Company's stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company as of immediately prior to the Effective Time will not be reflected in Huale Cayman's register of members upon completion of the Redomicile Merger.

If you hold the Company's Common Stock in an account with a broker or other securities intermediary, you will receive delivery of ordinary shares in your account with that same broker or securities intermediary without any action on your part. If you hold the Company's Common Stock in certificated form, you may exchange your stock certificates for new Huale Cayman share certificates following the Redomicile Merger. We will request that all Company stock certificates be returned to the Company following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from us. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates of the Company for new Huale Cayman share certificates.

Trading Market

The Company's Common Stock is quoted on the OTCQB market under the symbol HYAS, and trading volumes have been very low.

Accounting Treatment of the Redomicile Merger

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, no business combination has occurred, and all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Taxation

The following discussion of the material Cayman Islands and U.S. federal income tax consequences of the Redomicile Merger is based upon laws and relevant interpretations thereof effective as of the date of this Consent Solicitation Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences

relating to the Redomicile Merger or otherwise, such as the tax consequences under laws of countries other than the Cayman Islands and the United States or under state and local tax laws.

Cayman Islands Taxation

The Cayman Islands government (or any other taxing authority in the Cayman Islands) currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the Cayman Islands in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Huale Cayman levied by the government of the Cayman Islands except for stamp duty, which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of any of the documents relating the proposed Redomicile Merger or the performance or enforcement of any of them, unless they are executed in or thereafter brought within the jurisdiction of the Cayman Islands for enforcement purposes or otherwise. We do not intend that any documents relating to the proposed Redomicile Merger be executed in or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Taxation

The following are the material U.S. federal income tax consequences of the Redomicile Merger to beneficial owners of Company Common Stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this Consent Solicitation Statement, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Company Common Stock held as capital assets. It does not address all aspects of U.S. federal income taxation that may be important to a beneficial owner in light of his or her particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or tax consequences that may apply to a beneficial owner subject to special rules, such as:

- a financial institution or insurance company;
- a tax-exempt organization;
- a dealer or broker in securities, commodities or foreign currencies;
- a stockholder that holds Company Common Stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;
- a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
- a stockholder that beneficially owns five percent or more of Company Common Stock;

- a stockholder that acquired Company Common Stock pursuant to the exercise of compensatory options or otherwise as compensation.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Redomicile Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any non-U.S., state or local tax consequences. Accordingly, each Company stockholder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Redomicile Merger.

U.S. Federal Income Tax Consequences of the Redomicile Merger to the Company and Huale Cayman

Neither the Company nor Huale Cayman will recognize any gain or loss for U.S. federal income tax purposes as a result of the Redomicile Merger.

Pursuant to Section 7874 of the Code, Huale Cayman will not be treated as a U.S. corporation under the Code because (i) after the Redomicile Merger, Huale Cayman will have acquired substantially all of the properties held directly or indirectly by the Company, (ii) after the Redomicile Merger, Huale Cayman will not have substantial business activities in the Cayman Islands, and (iii) the former holders of the Company's Common Stock will hold, by reason of owning shares of the Company's Common Stock, at least 80% or more of the Huale Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to U.S. Holders

This section applies to beneficial owners of Company Common Stock that are U.S. Holders. A U.S. Holder is a beneficial owner of Company Common Stock that is for U.S. federal income tax purposes:

- a citizen or individual resident of the United States;
- a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
- an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Huale Cayman ordinary shares in the Redomicile Merger. A U.S. Holder will have an adjusted tax basis in the Huale Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company Common Stock surrendered by such U.S. Holder in the Redomicile Merger. The holding period for Huale Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company Common Stock surrendered therefor.

The U.S. federal income tax consequences of owning and disposing of Huale Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company Common Stock before the Redomicile Merger. Each U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of Huale Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to Non-U.S. Holders

This section applies to beneficial owners of Company Common Stock that are Non-U.S. Holders. A Non-U.S. Holder is a beneficial owner of Company Common Stock that is for U.S. federal income tax purposes:

- a nonresident alien individual;
- a non-U.S. corporation; or
- a non-U.S. estate or trust.

A beneficial owner is not a Non-U.S. Holder if the beneficial owner is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if the beneficial owner is a former citizen or former resident of the United States, in either of which cases the beneficial owner should consult his or her tax advisor regarding the U.S. federal income tax consequences of the Redomicile Merger and of owning or disposing of Huale Cayman ordinary shares.

The receipt of Huale Cayman ordinary shares in exchange for Company Common Stock will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes.

The U.S. federal income tax consequences of owning and disposing of Huale Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company Common Stock before the Redomicile Merger, including that dividends paid by Huale Cayman to Non-U.S. Holders will generally be subject to U.S. federal withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty). Each Non-U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of Huale Cayman ordinary shares.

DESCRIPTION OF SHARE CAPITAL OF HUALE CAYMAN

The following description of the material terms of Huale Cayman's ordinary shares following the Redomicile Merger includes a summary of specified provisions of the Memorandum of Association and Articles of Association of Huale Cayman that will be in effect upon completion of the Redomicile Merger. This description is qualified by reference to the Memorandum of Association and Articles of Association of Huale Cayman, which are attached as Exhibit A to this Consent Solicitation Statement and incorporated herein by reference. You are

encouraged to read the relevant provisions of the Companies Law and Huale Cayman's Memorandum and Articles of Association as they relate to the following summary.

Authorized Share Capital

Huale Cayman has an authorized share capital of US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each. The Board of Directors of Huale Cayman is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on March 31, 2019, Huale Cayman had one ordinary share issued and outstanding and no preference shares issued and outstanding. Upon the completion of the Redomicile Merger, Huale Cayman will issue approximately 3,625,000 ordinary shares in the Redomicile Merger and the one ordinary share issued and outstanding prior to the Redomicile Merger will be cancelled.

Ordinary Shares

General

Huale Cayman's ordinary shares are issued in registered form and are issued when registered in Huale Cayman's register of members. Huale Cayman's shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares, other than as restricted by United States securities laws.

Dividends

The holders of Huale Cayman's ordinary shares are entitled to such dividends as may be declared by Huale Cayman's Board of Directors, subject to the Companies Law and the Memorandum and Articles of Association of Huale Cayman, as amended from time to time. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may Huale Cayman pay a dividend if this would result in Huale Cayman being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, Huale Cayman must keep a register of members and there shall be entered therein:

- the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

- the date on which the name of any person was entered on the register as a member; and
- the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of Huale Cayman is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Redomicile Merger, the register of members shall be immediately updated to reflect the issue of ordinary shares by Huale Cayman to the Company's stockholders. Once Huale Cayman's register of members has been updated, the stockholders recorded in the register of members will be deemed to have legal title to the ordinary shares set against their name in the register of members.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders holding at least one-tenth of the paid-up voting share capital of Huale Cayman, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares in Huale Cayman entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Law or Huale Cayman's Memorandum and Articles of Association, Huale Cayman expects to hold shareholders' meetings annually. An extraordinary general meeting may also be called by the Board of Directors of Huale Cayman on its own initiative or upon a request to the directors by shareholders holding not less than one-third of the share capital of the company. Advance notice of at least seven calendar days is required for the convening of Huale Cayman's annual general meeting and other shareholders' meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. An ordinary resolution may also be passed by a written resolution signed by a simple majority of all votes entitled to be cast, whereas a special resolution requires a written resolution signed by all the shareholders of Huale Cayman, as required by the Companies Law and the Memorandum and Articles of Association of Huale Cayman. A special resolution will be required for important matters such as change of name or making changes to the Memorandum and Articles of Association of Huale Cayman.

Transfer of Ordinary Shares

The ordinary shares to be issued to the current stockholders of the Company will be issued pursuant to exemptions from the registration provisions of Securities Act and therefore will be subject to restrictions on transfer pursuant to the Securities Act. The certificates representing those ordinary shares will contain an appropriate restrictive legend and stop transfer instructions will be entered in the share records of Huale Cayman relative to those shares.

Subject to the above restrictions and any restrictions contained in Huale Cayman's Articles of Association, as applicable, any of Huale Cayman's shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Huale Cayman's board.

Huale Cayman's Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Huale Cayman has a lien. Huale Cayman's directors may also decline to register any transfer of any ordinary share unless:

- the instrument of transfer is lodged with Huale Cayman, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as Huale Cayman's Board of Directors may reasonably require to show the right of the transferor to make the transfer;

- the instrument of transfer is in respect of only one class of ordinary shares;

- the instrument of transfer is properly stamped, if required;

- in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

- the ordinary shares transferred are free of any lien in favor of Huale Cayman; or

- a fee of such maximum sum as the Designated Stock Exchange (as defined in the Memorandum and Articles of Association of Huale Cayman) may determine to be payable, or such lesser sum as Huale Cayman's Board of Directors may from time to time require, is paid to Huale Cayman in respect thereof.

If Huale Cayman's directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as Huale Cayman's Board of Directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

Subject to any special rights attached to shares in Huale Cayman by its Board of Directors in accordance with its Memorandum and Articles of Association, if Huale Cayman is wound up the liquidator may, with the sanction of an Ordinary Resolution of Huale Cayman, divide among its shareholders in specie or in kind the whole or any part of the assets of Huale Cayman (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Huale Cayman's Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Huale Cayman may issue shares on terms that are subject to redemption, at Huale Cayman's option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by Huale Cayman's Board of Directors. Huale Cayman may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the Board of Directors and the relevant stockholder as set forth in its Memorandum and Articles of Association or are otherwise authorized thereby.

Under the Companies Law, the redemption or repurchase of any share may be paid out of Huale Cayman's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Huale Cayman can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company is subject to a winding up order. In addition, Huale Cayman may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of Huale Cayman's ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of Huale Cayman's list of shareholders or its corporate records. However, Huale Cayman anticipates continuing to file Annual Reports on Form 20-F, including audited financial statements. See "Additional Information."

Changes in Capital

Huale Cayman may from time to time by ordinary resolution:

- increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
- consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
- sub-divide its existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was on the share from which the reduced share is derived; and
- cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Law and confirmation by the Grand Court of the Cayman Islands on an application by Huale Cayman for an order confirming such reduction, Huale Cayman may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Shares

Huale Cayman's Memorandum and Articles of Association authorizes Huale Cayman's Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

Huale Cayman's Memorandum and Articles of Association authorizes Huale Cayman's Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

- the designation of the series;
- the number of shares of the series;

- the dividend rights, dividend rates, conversion rights, voting rights; and
- the rights and terms of redemption and liquidation preferences.

Huale Cayman's Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

Huale Cayman is an exempted company duly incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company, the objects of which are to conduct business mainly outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands, (e) an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance), (f) an exempted company may register as a limited duration company, and (g) an exempted company may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil).

Transfer Agent

Huale Cayman has appointed Action Stock Transfer as its transfer agent and registrar for its ordinary shares, which is the Company's current stock transfer agent.

COMPARISON OF RIGHTS UNDER NEVADA AND CAYMAN ISLANDS LAWS

Your rights as a stockholder of the Company are governed by the NRS and the Company's Articles of Incorporation and Bylaws. After the Redomicile Merger, you will become a shareholder of Huale Cayman and your rights will be governed by the Companies Law and Huale Cayman's Memorandum of Association and Articles of Association.

The principal attributes of the Company's Common Stock and Huale Cayman ordinary shares are similar. However, there are differences between your rights under the NRS and under

the Companies Law. In addition, there are differences between the Company's Articles of Incorporation and Bylaws and Huale Cayman's Memorandum of Association and Articles of Association. We have endeavored to summarize the principal differences in the immediately following section captioned "Risks Relating to the Redomicile Merger." The discussion is a summary of certain material differences in your rights that will result from the Redomicile Merger. As such, it does not cover all the differences between the Companies Law and the NRS affecting corporations and their stockholders or all of the differences between the Company's Articles of Incorporation and Bylaws and Huale Cayman's Memorandum of Association and Articles of Association. While we believe the description below is accurate in all material respects, it is qualified in its entirety by reference to the complete text of the relevant provisions of the Companies Law, the NRS, the Company's Articles of Incorporation and Bylaws and Huale Cayman's Memorandum of Association and Articles of Association. A copy of Huale Cayman's Memorandum of Association and Articles of Association is attached hereto as Exhibit A to this Consent Solicitation Statement. We encourage you to read the laws and documents referenced above.

Set forth below, we have identified certain factors, among others, that you should consider before making a decision on whether or not to consent to the Redomicile Merger.

Risks Relating to the Redomicile Merger

Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of Huale Cayman under applicable laws and the Huale Cayman Memorandum and Articles of Association as you were as a stockholder of the Company under applicable laws and the Company's Articles of Incorporation and Bylaws.

Because of differences between Nevada law and Cayman Islands law and differences between the governing documents of the Company and Huale Cayman, we are unable to adopt governing documents for Huale Cayman that are identical to the governing documents for the Company, but we have attempted to preserve in the Memorandum and Articles of Association of Huale Cayman the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under the Company's Bylaws and Articles of Incorporation. Nevertheless, Huale Cayman's proposed Memorandum and Articles of Association differ from the Company's Bylaws and Articles of Incorporation, both in form and substance, and your rights as a stockholder will change. For example:

- Under the NRS, a corporation may not engage in a business in combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. However, there is no equivalent provision under the Companies Law or Huale Cayman's Articles of Association prohibiting business combinations with interested stockholders.

- Under the NRS, any stockholder may, upon written demand under oath stating the purpose thereof, inspect the corporation's books and records for a proper purpose during the usual hours for business. However, shareholders of a Cayman Islands

company do not have any general rights to inspect corporate records of a company, and Huale Cayman's Articles of Association provide that the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company may be open to the inspection of shareholders who are not directors.

- Under the NRS, a stockholder may bring a derivative suit provided the requirements to do so under the NRS have been met. However, for a Cayman Islands company, the decision to institute proceedings on behalf of a company is generally taken by the company's Board of Directors, rather than the shareholders, and a shareholder of Huale Cayman would be entitled to bring a derivative action on behalf of Huale Cayman only in certain limited circumstances.

The laws of the Cayman Islands may not provide Huale Cayman shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Huale Cayman's corporate affairs are governed by its Memorandum and Articles of Association, by the Companies Law and by the common law of the Cayman Islands. The rights of shareholders to take action against Huale Cayman's directors, actions by minority shareholders and the fiduciary responsibilities of Huale Cayman's directors to Huale Cayman under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. Certain rights of Huale Cayman's shareholders and the fiduciary responsibilities of its directors are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the Cayman Islands has a different body of securities laws relative to the United States. Therefore, Huale Cayman's shareholders may have more difficulty protecting their interests in the face of actions by Huale Cayman's management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The Cayman Islands courts are also unlikely to impose liability against Huale Cayman, in original actions brought in the Cayman Islands, based on certain civil liabilities provisions of U.S. securities laws.

The laws of the Cayman Islands permit broader indemnification of officers and directors than is permitted under Nevada law.

Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Huale Cayman's Articles of Association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages and

liabilities incurred or sustained by such director or officer in connection with the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning Huale Cayman or its affairs in any court whether in the Cayman Islands or elsewhere.

As a result of different shareholder voting requirements in the Cayman Islands relative to Nevada, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

Under Nevada law and our current Bylaws and Articles of Incorporation, our Bylaws and Articles of Incorporation may be amended by the vote of a majority of shares of stock entitled to vote on the matter to approve the amendment, unless the Articles of Incorporation require the vote of a greater number of shares. Cayman Islands law requires a special resolution of not less than two-thirds of the shareholder votes cast at a general meeting for any amendment to the Memorandum and Articles of Association of Huale Cayman. As a result of this Cayman Islands law requirement, situations may arise where the flexibility we now have under Nevada law would have provided benefits to our stockholders that will not be available in the Cayman Islands.

In addition, under Cayman Islands law, certain corporate transactions, such as a merger, require the approval of a special resolution of not less than two-thirds of the shareholder votes cast at a general meeting or, if the share capital of the Company is divided into different classes of shares, and the rights attaching to any class of shares of the merged entity differ from those attaching to the shares of the other constituent company, the Articles of Association of Huale Cayman also require a shareholder resolution by majority in number representing 66 2/3% of the holders of the shares entitled to vote and present in person or by proxy at the meeting of the relevant class. By contrast, a merger under Nevada law would only require a simple majority of the outstanding stock of the company entitled to vote thereon. The increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders.

Under the NRS, unless otherwise provided in the Articles of Incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders. The Company's Bylaws allow its stockholders to act by written consent. Huale Cayman's Articles of Association permit ordinary resolutions to be effected by a written resolution signed by a majority of the stockholders entitled to vote on the resolution and permit special resolutions to be effected by a unanimous written resolution. A special resolution is a resolution that is required to be either (a) passed by a majority of not less than two-thirds of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, or (b) signed by all the shareholders entitled to vote on that resolution.

The expected benefits of the Redomicile Merger may not be realized.

We have presented in this Consent Solicitation Statement the anticipated benefits of the Redomicile Merger. Please see the section entitled "The Redomicile Merger — Background and Reasons for the Redomicile Merger." There is no assurance that all of the goals of the Redomicile Merger will be achievable, and some or all of the anticipated benefits of the Redomicile Merger may not occur. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the Redomicile Merger will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

As a foreign private issuer, Huale Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about Huale Cayman as you did about the Company and you may not be afforded the same level of protection as a shareholder of Huale Cayman under applicable laws and the Huale Cayman Memorandum and Articles of Association as you were as a stockholder of the Company under applicable laws and the Company's Articles of Incorporation and Bylaws.

Following the completion of the Redomicile Merger, Huale Cayman is expected to qualify as a "foreign private issuer" under the rules and regulations of the SEC. Huale Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. However, as a foreign private issuer, Huale Cayman will be exempt from certain rules under the Exchange Act that would otherwise apply if: (i) Huale Cayman's Common Stock was registered under the Exchange Act, (ii) Huale Cayman was a company incorporated in the United States, or (iii) Huale Cayman did not meet the other conditions to qualify as a foreign private issuer. For example:

- Huale Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

- Huale Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, Huale Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, Huale Cayman will need to promptly furnish reports on Form 6-K any information that Huale Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, Huale Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, Huale Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;

- Huale Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

- Huale Cayman will not be required to conduct advisory votes on executive compensation;

- Huale Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;

- Huale Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

- Huale Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

- Huale Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction.

Huale Cayman expects to take advantage of these exemptions if the merger is effected. Accordingly, after the completion of the merger, if you hold Huale Cayman securities, you may receive less information about Huale Cayman and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

If Huale Cayman loses its status as a foreign private issuer at some future time, Huale Cayman may be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and may incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by IASB. At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB or in the SEC's acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to interpretation by the IASB. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in domestic and foreign laws, including tax law changes, could adversely affect Huale Cayman, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or the Cayman Islands, could adversely affect the tax consequences of the merger to Huale Cayman and its shareholders and/or our effective tax rates (whether associated with the Redomicile Merger or otherwise). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against Huale Cayman may be more difficult.

After the Redomicile Merger, all of our executive officers and a majority of our directors will reside outside of the United States. As a result, it may be more difficult to serve legal process within the United States upon any of these persons and it may also be difficult to enforce, both in and outside of the United States, judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because Huale Cayman is a Cayman Islands corporation, investors could also experience more difficulty enforcing judgments obtained against Huale Cayman in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. In addition, it may be more difficult (or impossible) to bring some types of claims against Huale Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court. See "Enforcement of Civil Liabilities" below.

The market for Huale Cayman shares may differ from the market for the Company's shares.

Although it is anticipated that the Huale Cayman ordinary shares will continue to be quoted on the OTCQB markets, as a company incorporated under the laws of the Cayman Islands, shares of Huale Cayman may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the reorganization may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the Huale Cayman shares from those of the Company's shares.

Our Board of Directors may choose to defer or abandon the merger.

Completion of the Redomicile Merger may be deferred or abandoned, at any time, by action of our Board of Directors. While we currently expect the Redomicile Merger to become effective in April 2019, our Board of Directors may defer effectiveness or may abandon the Redomicile Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Redomicile Merger would involve tax or other risks that outweigh their

benefits, our determination that the level of expected benefits associated with the Redomicile Merger would otherwise be reduced, a dispute with the taxation authorities over the Redomicile Merger (or certain aspects thereof), an unexpected increase in the cost to complete the Redomicile Merger or any other determination by our Board of Directors that the Redomicile Merger would not be in the best interests of the Company or its stockholders or that the Redomicile Merger would have material adverse consequences to the Company or its stockholders.

ENFORCEABILITY OF CIVIL LIABILITIES

Huale Cayman is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We anticipate that, subsequent to a merger with or acquisition of an operating company, substantially all of Huale Cayman's assets will be located outside the United States. In addition, all of Huale Cayman's directors and officers are expected to be nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are expected to be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Huale Cayman or these persons, or to bring an action against Huale Cayman or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Huale Cayman and its officers and directors. Huale Cayman has appointed Schlueter & Associates, P.C. as its agent to receive service of process in the United States.

We believe that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against Huale Cayman or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against Huale Cayman or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

We believe that, although there is no statutory enforcement in the Cayman Islands of final and conclusive monetary judgments obtained in a competent federal or state court of the United States for a definite sum (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), such a judgment obtained in such jurisdiction can be expected to be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the

judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, (e) is not inconsistent with a Cayman Islands judgment of the same matter; (f) was not obtained on grounds of fraud, and (g) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.

The securities that would have been entitled to vote if a meeting were required to have been held regarding the Redomicile Merger consist of shares of our Common Stock. Each share of our Common Stock is entitled to one vote. The record date for determining our stockholders who would have been entitled to notice of and to vote on the Redomicile Merger was March 31, 2019. The number of outstanding shares of our Common Stock at the close of business on March 31, 2019 was 3,625,000.

Security Ownership of Principal Holders and Management.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 31, 2019 by (i) each person known by us to own more than 5% of the outstanding shares of our Common Stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based on 3,625,000 outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Beneficial Ownership
Zhicheng Huang	2,250,000	62.1%
Officers & Directors as a Group	2,250,000	62.1%

(1) Mr. Huang is the sole officer and director of the Company.

ADDITIONAL INFORMATION

The Company is subject to Section 15(d) of the Exchange Act and in accordance therewith files reports and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission. The Company has not registered its Common Stock under the Exchange Act. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of

such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.